ITOCO to Bring Molecular Diagnostic Technologies and a DNA Test Kit Platform to Market.

TORONTO, CANADA / ACCESSWIRE /AUGUST 4, 2020 / ITOCO INC. (OTC Pink: ITMC) will bring advanced molecular diagnostic technologies and a patented DNA test kit platform to market via a co-development agreement with ACGT DNA Technologies.

ITOCO will have various rights to market the technologies, initially to the state of New York, Canada, Mexico, and Germany. Other territories may be added to the arrangement over time.

Profits from these territories shall be split equally with ACGT net of expenses.

Additionally, ITOCO and ACGT shall establish a laboratory to co-develop products that can be used on the platform.

The ACGT DNA Test Kit platform uses patented proprietary DNA and RNA analysis techniques to detect viruses and other disease-causing organisms. Test times have the potential to be significantly faster than current widely used technology.

The system is at the advanced prototype stage and is available for demonstrative purposes.

ITOCO CEO Michael Paul stated, “We are proud to partner with ACGT in our endeavor to take advanced Biotech projects to practical applications. We look forward to working with ACGT to take leading edge diagnostic products to market.”

ITOCO continues to make good progress on other partnerships and initiatives that will be announced in the coming weeks.

About ITOCO INC.

ITOCO's mission is to be a global leader in developing, producing and distributing Bio Tech related technologies and methodologies in a compliant environmentally friendly manner. ITOCO is a 5-year-old OTC quoted NEVADA corporation, with satellite offices in Toronto, Canada.

About ACGT DNA Technologies Inc.

ACGT has been dedicated to offering oligonucleotide synthesis and DNA sequencing services for over 20 years, providing quality products and services to hospital and university labs and as well to companies globally. ACGT Corporation has an ISO13485 (ISO) certificate and became compliant to 21 CFR 820 of the Food and Drug Administration’s (“FDA”) Good Manufacturing Practices (“GMP”) requirements. These allow ACGT Corporation to produce and sequence “human grade” DNA that can be used with humans in diagnosis and therapy.

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Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements, without limitation, may contain the words believes, expects, anticipates, estimates, potential, intends, plans, hopes, or similar expressions. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions and actual results could differ materially from those anticipated. Forward looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements.

CONTACT:

ITOCO INC.

Michael Paul

ir@ITOCO.net

+1 (905) 829-5000

www.itoco.net

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